Exhibit 99.1

The St. Joe Company Reports Fourth Quarter and Full Year 2015 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--March 2, 2016--The St. Joe Company (NYSE:JOE) (the “Company”) today announced Net Loss for the fourth quarter of 2015 of $(2.5) million, or $(0.03) per share, compared with Net Loss of $(11.1) million, or $(0.12) per share, for the fourth quarter of 2014. For the full year ended December 31, 2015, the Company reported Net Loss of $(1.7) million, or $(0.02) per share compared to Net Income of $406.5 million, or $4.40 per share for the same period last year. The 2014 earnings included the Company’s AgReserves and RiverTown transactions and the Company’s Pension Plan termination.

Fourth Quarter and Full Year 2015 update includes:

  Total revenue for the quarter was $21.1 million as compared to $15.7 million in the fourth quarter of 2014 due to increases in real estate sales, resorts and leisure revenues and leasing revenues partially offset by a decrease in timber sales. For the full year 2015, total revenue was $103.9 million compared to $701.9 million for the same period in 2014. Excluding the Company’s AgReserves and RiverTown transactions, 2014 revenue was $87.4 million.
  Real estate sales increased to $9.4 million in the fourth quarter of 2015 as compared to $4.4 million in the fourth quarter of 2014. This increase was due to increased volume and price of lots in the Company’s primary and resort home communities and the sale of a non-strategic commercial 3.1 acre parcel for $2.5 million.
  Resorts and leisure revenue increased approximately $0.8 million, or 10%, in the fourth quarter of 2015 as compared to the fourth quarter of 2014. The increase relates to continuing growth in visitors particularly for the fall school break, due in part to favorable weather conditions, and increases in wedding and corporate functions business.
  Timber sales decreased to $0.7 million during the fourth quarter of 2015 as compared to $1.2 million in the fourth quarter of 2014 due to lower tons sold.

  During the fourth quarter of 2015, the Company, through the Pier Park North joint venture, refinanced the construction loan and entered into a $48.2 million, 10 year, term loan secured by a first lien and security interest in the joint venture property and a short term $6.62 million letter of credit with limited guarantees. In addition, in October 2015, the Company’s defeased debt of $25.3 million was repaid utilizing the cash from previously pledged treasury securities.
  As of December 31, 2015, the Company had cash, cash equivalents and investments of $404.0 million, as compared to $671.4 million as of December 31, 2014, a decrease of $267.4 million. The decrease was related to the $305.0 million of cash used for stock repurchases offset by net receipts from the Company’s operations and other activities.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “We had a constructive year at St. Joe with a number of initiatives we can build upon such as the approval of the Bay-Walton Sector Plan, return to our shareholders of over $300 million in cash through our share buy-backs, and a seamless management transition.” Mr. Gonzalez added, “We are poised to focus our resources and energy on maximizing the value of our assets as we move forward into the new year.”

FINANCIAL DATA

Consolidated Results
($ in millions except share and per share amounts)
	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues
Real estate sales	$9.4	$4.4	$33.7	$634.9
Resorts and leisure revenues	8.8	8.0	54.5	48.5
Leasing revenues	2.2	2.1	9.0	7.0
Timber sales	0.7	1.2	6.7	11.5
Total revenues	21.1	15.7	103.9	701.9
Expenses
Cost of real estate sales	4.2	2.5	16.4	87.1
Cost of resorts and leisure revenues	8.8	8.5	47.1	42.9
Cost of leasing revenues	0.8	0.8	2.8	2.3
Cost of timber sales	0.2	0.2	0.8	4.5
Other operating and corporate expenses	8.7	6.2	33.4	26.2
Administrative costs associated with special purpose entities	--	--	--	3.7
Depreciation, depletion and amortization	2.2	2.2	9.5	8.4
Pension charge	--	11.3	--	13.5
Total expenses	24.9	31.7	110.0	188.6
Operating (loss) income	(3.8)	(16.0)	(6.1)	513.3
Other (loss) income	(0.1)	5.1	5.0	8.5
Loss (income) from operations before equity in income from unconsolidated affiliates and income taxes	(3.9)	(10.9)	(1.1)	521.8
Income tax (benefit) expense	(1.2)	0.3	0.8	115.5
Net (loss) income	(2.7)	(11.2)	(1.9)	406.3
Net gain attributable to non-controlling interest	0.2	0.1	0.2	0.2
Net (loss) income attributable to the Company	$(2.5)	$(11.1)	$(1.7)	$406.5
Net (loss) income per share attributable to the Company	$(0.03)	$(0.12)	$(0.02)	$4.40
Weighted average shares outstanding	75,329,557	92,297,467	87,827,869	92,297,467

Revenues by Segment
($ in millions)

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues:
Real estate sales
Residential	$6.9	$4.3	$21.1	$17.8
RiverTown Sale	--	--	--	43.6
Commercial	2.5	--	7.2	3.3
AgReserves Sale and other rural land sales	--	0.1	5.4	570.2
Total real estate sales	9.4	4.4	33.7	634.9
Resorts and leisure revenues	8.8	8.0	54.5	48.5
Leasing revenues	2.2	2.1	9.0	7.0
Timber sales	0.7	1.2	6.7	11.5
Total revenues	$21.1	$15.7	$103.9	$701.9

Summary Balance Sheet
($ in millions)

	December 31, 2015	December 31, 2014
Assets
Investment in real estate, net	$313.6	$321.8
Cash and cash equivalents	212.8	34.5
Investments	191.2	636.9
Restricted investments	7.1	7.9
Notes receivable, net	2.6	24.3
Pledged cash and treasury securities	--	25.7
Property and equipment, net	10.1	10.2
Other assets	38.6	32.0
Investments held by special purpose entities	208.8	209.8
Total assets	$984.8	$1,303.1

Liabilities and Equity
Debt	$55.2	$63.8
Accounts payable, accrued liabilities and deferred credits	41.9	47.5
Deferred tax liabilities	36.8	34.8
Senior Notes held by special purpose entity	177.5	177.3
Total liabilities	311.4	323.4
Total equity	673.4	979.7
Total liabilities and equity	$984.8	$1,303.1

Debt Schedule
($ in millions)

	December 31, 2015	December 31, 2014
Pier Park North	$48.2	$31.6
Community Development District debt	7.0	6.5
In substance defeased debt	--	25.7
Total debt	$55.2	$63.8

Other Operating and Corporate Expenses
($ in millions)

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Employee costs	$3.8	$1.5	$13.8	$8.4
AgReserves Sale severance	--	--	--	1.2
401(k) contribution / pension costs	0.1	--	1.3	--
Non-cash stock compensation costs	--	--	0.2	0.2
Property taxes and insurance	1.4	1.5	5.7	6.3
Professional fees	1.8	1.4	7.4	5.2
Marketing and owner association costs	0.4	0.5	1.4	1.6
Occupancy, repairs and maintenance	0.6	0.3	1.3	0.9
Other	0.6	1.0	2.3	2.4
Total other operating and corporate expense	$8.7	$6.2	$33.4	$26.2

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations regarding its business strategy, future operations and pursuit of value creation for its shareholders. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) changes in the Company’s strategic objectives and its ability to implement such strategic objectives; (2) economic or other conditions that affect the future prospects for the Southeastern region of the United States and the demand for the Company’s products, including a slowing of the population growth in Florida, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; (3) any potential negative impact of the Company’s longer-term property development strategy, including losses and negative cash flows for an extended period of time if the Company continues with the self-development of recently granted entitlements; (4) the impact of natural or man-made disasters or weather conditions, including hurricanes and other severe weather conditions, on the Company’s business; (5) the Company’s ability to capitalize on its leasing operations in the Pier Park North joint venture; (6) the Company’s ability to capitalize on opportunities relating to its mixed use and active adult communities, including its ability to successfully and timely obtain land-use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of its land, including the permits required for the mixed use and active adult communities; (7) the impact of market volatility on the value of the Company’s investments, including potential unrealized losses or the realization of losses on its investments; (8) the Company’s use of its share repurchase authorization and its ability to carry out the Stock Repurchase Program in accordance with applicable securities laws; (9) the Company’s ability to realize the anticipated benefits of its Stock Repurchase Program; and (10) the Company’s ability to effectively deploy and invest its assets, including available-for-sale securities; as well as, the cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K filed with the Commission on February 26, 2015 as updated by subsequent Quarterly Reports on Form 10-Qs and other current report filings.

About The St. Joe Company

The St. Joe Company together with its consolidated subsidiaries is a real estate development, asset management and operating company concentrated primarily between Tallahassee and Destin, Florida. More information about the Company can be found on its website at www.joe.com.

© 2016, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.

CONTACT:
The St. Joe Company
Investor Relations:
Marek Bakun, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com